UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

TARGET CORPORATION COMMENTS ON EGAN-JONES AND PROXY

GOVERNANCE RECOMMENDATIONS

Welcomes Support of Egan-Jones for the Target WHITE Proxy Card

Notes that Neither PROXY Governance Nor Egan-Jones Recommends

Voting For Bill Ackman

MINNEAPOLIS, May 14, 2009 — Target Corporation (NYSE:TGT) today issued the following statement in response to the reports issued by Egan-Jones Proxy Services and PROXY Governance, Inc. regarding Target’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.

We are pleased that, in recommending shareholders vote Target’s WHITE proxy card, Egan-Jones states:

“We believe that our support for the management ballot is merited and that voting the management ballot is in the best interest of the Company and its shareholders.  In arriving at that conclusion, we have considered the following factors:

1. We believe that Pershing Square has provided no convincing strategic plan that would lead to improvement in long-term shareholder value.

2. We believe that the Company was transparent in its review and ultimate rejection of Pershing Square’s earlier real estate proposals.

3. We have confidence in the Company’s existing management and Board of Directors and the measures that they have undertaken, some relatively recently, to counter the difficult retailing environment.

4. While noting the relevant experience of several of the dissidents’ nominees, we are not convinced that their election would lead to significant improvements in shareholder value, nor work to the benefit of shareholders.”*

The Target Board unanimously believes that the four incumbent directors are better qualified to serve the interests of shareholders than Pershing Square’s nominees.  Our directors are leaders in their respective fields and we believe that losing their experience and judgment would be to Target’s detriment.

We continue to urge all shareholders to support Target’s Board and management by voting FOR the proposal that sets the size of Target’s Board at 12 directors and FOR the four Target nominees proposed by the Board, using the WHITE proxy card, and not to return any gold proxy cards sent to you by Pershing Square.

In its report, PROXY Governance states that Target’s Board does not lack “either vision or nerve.”*  We wholeheartedly agree.  Under the direction of its strong Board of Directors, Target has created and is executing a clear, differentiated strategy that we believe will continue to create value for all shareholders.

In light of these statements, we are disappointed that Egan-Jones has recommended withholding votes from two Target nominees on the basis of minimal, ordinary course business transactions conducted between Target and their companies.  These two directors fully meet the independence standards of the SEC and NYSE.

We are also disappointed that PROXY Governance has recommended two of Pershing Square’s nominees.  We continue to believe that our nominees - Mary N. Dillon, Richard M. Kovacevich, George W. Tamke and Solomon Trujillo - have the diversity, experience and qualifications to provide effective and independent oversight and direction to Target.

As previously announced, Target’s Annual Meeting will be held at 1:00 p.m., Central Daylight Time, on Thursday, May 28, 2009.  Target and its Board of Directors urge Target shareholders to support Target’s Board and management by voting FOR the four nominees proposed by the Board and FOR the proposal to set the size of the Board at 12, by voting the WHITE proxy card, and to not return any proxy card sent by Pershing Square.

Shareholders who have questions about voting or the matters to be voted upon at the Annual Meeting are encouraged to call MacKenzie Partners, Inc. at 800-322-2885 Toll-Free or Georgeson at 866-295-8105 Toll-Free.

*Permission to use quotations from the Egan-Jones and PROXY Governance reports was neither sought nor obtained

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

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